Exhibit 99.1

FOR IMMEDIATE RELEASE

October 31, 2013

Contact:

John B. Woodlief

Executive Vice President

and Chief Financial Officer

704-844-3100

Harris Teeter Supermarkets, Inc. Reports Fiscal 2013 Results

MATTHEWS, N.C.—October 31, 2013—Harris Teeter Supermarkets, Inc. (NYSE:HTSI) (the “Company”) today reported that sales for the 52 weeks ended October 1, 2013 increased by 3.8% to $4.71 billion from $4.54 billion in fiscal 2012. Sales for the fourth quarter of fiscal 2013 increased by 4.5% to $1.19 billion from $1.14 billion in the fourth quarter of fiscal 2012. The increase in sales for the year and quarter was driven by an increase in comparable store sales and sales from new stores, partially offset by store closings. Comparable store sales increased by 2.23% for the year, and 1.49% for the fourth quarter of fiscal 2013, from the respective comparable periods of fiscal 2012.

During fiscal 2013, the Company opened nine new stores, two of which were the stores acquired from Lowe’s Food Stores, Inc. (“Lowes Foods”) in 2012 that were re-opened under a new format and banner - “201central,” and one of which replaced a store previously closed, and closed one store that will be replaced with a new store to be opened in fiscal 2014, for a net addition of eight stores. The Company operated 216 stores as of the end of fiscal 2013 and retail square footage increased by 4.2% in fiscal 2013, as compared to an increase of 4.5% in fiscal 2012.

On July 8, 2013, the Company and The Kroger Co. (“Kroger”) entered into a definitive merger agreement under which Kroger will acquire all outstanding shares of the Company for $49.38 per share in cash (“The Merger Agreement”). The terms of the Merger Agreement were approved by the Boards of Directors of both companies and has been approved by the Company’s shareholders; however, it remains subject to regulatory approvals (including under the Hart-Scott-Rodino Antitrust Improvements Act of 1974, as amended) and other customary closing conditions, and is expected to close in the fourth quarter of calendar year 2013.

On September 12, 2013, the Company announced that its operating subsidiary, Harris Teeter, Inc. entered into an agreement with Greenbax Enterprises, Inc. and certain of its subsidiaries (“Piggly Wiggly”) to purchase six Piggly Wiggly store locations and one future store location in the Charleston, S.C. area (the “Piggly Wiggly Acquisition”). The acquisition was completed during the first quarter of fiscal 2014 with five of the locations being re-opened shortly after the acquisition date. The remaining two locations are expected to be opened during fiscal 2014.

Gross profit increased in fiscal 2013 by 4.3% to $1.42 billion (30.08% of sales) from $1.36 billion (29.95% of sales) in fiscal 2012. For the fourth quarter of fiscal 2013, gross profit increased by 6.1% to $360.5 million (30.19% of sales) from $339.8 million (29.73% of sales) in the fourth quarter of fiscal 2012. The LIFO adjustment for fiscal 2013 was a credit of $1.7 million (0.04% of sales) as compared to a charge of $3.0 million (0.07% of sales) for fiscal 2012. During the fourth quarter of fiscal 2013 the LIFO adjustment was a credit of $2.4 million (0.20% of sales) as compared to a credit of $4.4 million (0.38% of sales) in the fourth quarter of fiscal 2012.

Selling, general and administrative (“SG&A”) expenses for fiscal 2013 increased by $35.1 million from fiscal 2012 as a result of incremental store growth and its impact on associated operational costs. On a percent of sales basis, SG&A expenses for fiscal 2013 decreased by 22 basis points over fiscal 2012. SG&A expenses for fiscal 2013 include an aggregate of $7.4 million of incremental costs related to our pending merger with Kroger and expenses related to the Piggly Wiggly Acquisition (“Merger Related and Acquisition Costs”). As reported in the prior year, SG&A expenses for fiscal 2012 included $29.8 million of impairment losses and other incremental costs associated with the store purchase and sale transaction with Lowe’s Food Stores, Inc. (“Lowes Foods Transaction Costs”), which was partially offset by gains of $3.1 million recognized from life insurance proceeds the Company recorded in the third quarter of fiscal 2012.

SG&A expenses for the fourth quarter of fiscal 2013 increased by $17.8 million (37 basis points) from the fourth quarter of fiscal 2012 as a result of incremental store growth and its impact on associated operational costs. Merger Related and Acquisition Costs included in the fourth quarter of fiscal 2013 amounted to $6.2 million, while Lowes Foods Transaction Costs included in the fourth quarter of fiscal 2012 were $7.5 million.

Operating profit for fiscal 2013 increased by 13.7% to $194.3 million (4.13% of sales) from $171.0 million (3.77% of sales) in fiscal 2012. For the fourth quarter of fiscal 2013, operating profit increased by 7.2% to $42.5 million (3.56% of sales) from $39.7 million (3.47% of sales) in the comparable period of fiscal 2012.

The Company reported net earnings of $107.9 million for fiscal 2013, compared to net earnings of $82.5 million for fiscal 2012. Net earnings for fiscal 2013 were comprised of earnings from continuing operations of $109.0 million, or $2.21 per diluted share, and losses from discontinued operations of $1.1 million. The Merger Related and Acquisition Costs reduced earnings from continuing operations after tax in fiscal 2013 by $6.6 million, or $0.13 per diluted share. Net earnings for fiscal 2012 were comprised of earnings from continuing operations of $99.9 million, or $2.04 per diluted share, and losses from discontinued operations of $17.4 million. The net impact of the Lowes Foods Transaction incremental costs offset by the insurance gains reduced earnings from continuing operations after tax in fiscal 2012 by $15.0 million, or $0.31 per diluted share. Earnings from continuing operations for fiscal 2012 were also favorably impacted by a reversal of accrued interest amounting to $1.3 million that was associated with a reduction of the Company’s unrecognized tax positions.

Net earnings for the fourth quarter of fiscal 2013 totaled $21.1 million, or $0.43 per diluted share. The Merger Related and Acquisition Costs reduced net earnings in the fourth quarter of fiscal 2013 by $5.9 million, or $0.12 per diluted share. Net earnings for the fourth quarter of fiscal 2012 totaled $22.8 million and were comprised of earnings from continuing operations of $23.7 million, or $0.48 per diluted share and losses from discontinued operations of $0.9 million. The net impact of the Lowes Foods Transaction incremental costs reduced earnings from continuing operations after tax in the fourth quarter of fiscal 2012 by $4.5 million, or $0.09 per diluted share.

The loss from discontinued operations in fiscal 2013 resulted from adjustments required to true up the tax benefits realized from the loss on the sale of the Company’s wholly-owned industrial thread manufacturing company American & Efird (“A&E”). Pre-tax losses from discontinued operations for fiscal 2012 amounted to $19.5 million, $17.4 million after tax benefits or $0.36 per diluted share and were primarily driven by non-cash charges for the settlement of pension liabilities and other employee benefits in connection with the sale of A&E.

Thomas W. Dickson, Chairman of the Board and Chief Executive Officer stated, “We are pleased with our results for fiscal 2013 and the opportunities ahead of us with the Kroger merger and our recent store acquisitions. Our pricing and promotional strategies were effective during fiscal 2013 in driving unit sales and customer visits. On a comparable store basis, we experienced increased unit sales compared to fiscal 2012 and our store brand penetration continues to improve. We believe these positive results are attributable to our continuing commitment to our customers to deliver outstanding values and excellent customer service.”

The Company’s operating performance and strong financial position provides the flexibility to continue with its store development program for new and replacement stores along with the remodeling and expansion of existing stores. Capital expenditures for fiscal 2013 totaled $191 million and are expected to total approximately $240 million for fiscal 2014. The fiscal 2014 capital plan includes 18 new stores (which includes two replacements and seven acquired Piggly Wiggly store locations). The fiscal 2014 new store openings are currently scheduled for eight in the first quarter, three in the second quarter, two in the third quarter and five in the fourth quarter. Subsequent to the end of fiscal 2013, the Company re-opened the store in the Washington D.C. market that was closed to repair damage caused by flooding. The 2014 store development program is expected to result in a 7.9% increase in retail square footage as compared to a 4.2% increase realized in fiscal 2013. The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

The Company’s capital expenditure plans entail the continued expansion of its existing markets, including the Washington, D.C. metro area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development can impact the expected capital expenditures, sales and operating results.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; volatility of financial and credit markets which would affect access to capital for the Company; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the Company’s requirement to impair recorded goodwill or other long-lived assets; the cost and availability of energy and raw materials; the continued solvency of third parties on leases that the Company guarantees; the Company’s ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company’s ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; unexpected outcomes of any legal proceedings arising in the normal course of business; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the failure to receive, on a timely basis or otherwise, the approval of government or regulatory agencies with regard to the Merger Agreement; the failure of one or more conditions to the closing of the Merger Agreement to be satisfied; the amount of the costs, fees, expenses and charges related to the Merger Agreement or merger; risks arising from the merger’s diversion of management’s attention from our ongoing business operations; risks that our stock price may decline significantly if the merger is not completed; and, the ability to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners pending the completion of the merger. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Harris Teeter Supermarkets, Inc. operates a leading regional supermarket chain in eight states primarily in the southeastern and mid-Atlantic United States, and the District of Columbia.

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Selected information regarding Harris Teeter Supermarkets, Inc. and its subsidiaries follows. For more information on Harris Teeter Supermarkets, Inc., visit our web site at: www.harristeeter.com.

Harris Teeter Supermarkets, Inc.

Consolidated Condensed Statements of Earnings

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended				52 Weeks Ended
	October 1, 2013		October 2, 2012		October 1, 2013		October 2, 2012
Sales	$1,193,856	100.00%	$1,142,793	100.00%	$4,709,866	100.00%	$4,535,414	100.00%
Cost of Sales	833,391	69.81%	803,009	70.27%	3,292,903	69.92%	3,176,914	70.05%
Gross Profit	360,465	30.19%	339,784	29.73%	1,416,963	30.08%	1,358,500	29.95%

Selling, General and Administrative	317,934	26.63%	300,112	26.26%	1,222,615	25.96%	1,187,522	26.18%
Operating Profit	42,531	3.56%	39,672	3.47%	194,348	4.13%	170,978	3.77%

Other Expense (Income):
Interest expense	3,937	0.33%	4,395	0.38%	16,425	0.35%	16,998	0.37%
Interest income	(57)	0.00%	(103)	-0.01%	(263)	-0.01%	(587)	-0.01%
	3,880	0.32%	4,292	0.38%	16,162	0.34%	16,411	0.36%

Earnings From Continuing Operations
Before Income Taxes	38,651	3.24%	35,380	3.10%	178,186	3.78%	154,567	3.41%
Income Tax Expense	17,497	1.47%	11,686	1.02%	69,206	1.47%	54,640	1.20%
Earnings from Continuing Operations, Net	21,154	1.77%	23,694	2.07%	108,980	2.31%	99,927	2.20%

Loss from Operations of Discontinued Operations	—		—		—		(15,755)
Loss on Disposition of Discontinued Operations	—		(436)		—		(3,717)
Income Tax Expense (Benefit)	—		444		1,088		(2,057)
Loss from Discontinued Operations, Net	—		(880)		(1,088)		(17,415)

Net Earnings	$21,154		$22,814		$107,892		$82,512

Earnings (Loss) Per Share - Basic:
Continuing Operations	$0.43		$0.49		$2.23		$2.05
Discontinued Operations	$—		$(0.02)		$(0.02)		$(0.36)
Net Earnings	$0.43		$0.47		$2.21		$1.69

Earnings (Loss) Per Share - Diluted:
Continuing Operations	$0.43		$0.48		$2.21		$2.04
Discontinued Operations	$—		$(0.02)		$(0.02)		$(0.36)
Net Earnings	$0.43		$0.46		$2.19		$1.68

Weighted Average Number of Shares of
Common Stock Outstanding:
Basic	48,937		48,790		48,916		48,751
Diluted	49,261		49,110		49,212		49,053

Quarterly Dividends Declared Per Common Share	$0.15		$0.14		$0.60		$0.55
Special Dividends Declared Per Common Share	$—		$—		$0.50		$—

Effective Tax Rate on Continuing Operations	45.3%		33.0%		38.8%		35.4%

Harris Teeter Supermarkets, Inc.

Consolidated Condensed Balance Sheets

(in thousands)

(unaudited)

	October 1,	October 2,
	2013	2012
Assets
Current Assets:
Cash and Cash Equivalents	$187,612	$212,211
Accounts Receivable, Net	62,165	59,267
Refundable Income Taxes	1,722	27,583
Inventories	316,809	305,106
Deferred Income Taxes	7,696	6,044
Prepaid Expenses and Other Current Assets	30,026	24,182
Total Current Assets	606,030	634,393

Property, Net	1,142,245	1,102,703
Investments	103,365	107,424
Goodwill	19,301	19,301
Intangible Assets	13,759	15,039
Other Long-Term Assets	128,537	73,628

Total Assets	$2,013,237	$1,952,488

Liabilities and Shareholders' Equity
Current Liabilities:
Current Portion of Long-Term Debt and Capital Lease Obligations	$4,788	$4,219
Accounts Payable	275,909	281,142
Accrued Compensation	71,371	69,390
Other Current Liabilities	100,261	96,887
Total Current Liabilities	452,329	451,638

Long-Term Debt and Capital Lease Obligations	208,691	208,271
Deferred Income Taxes	8,096	10,941
Pension Liabilities	88,740	119,883
Other Long-Term Liabilities	126,509	124,136

Equity:
Common Stock	117,927	111,347
Retained Earnings	1,093,414	1,039,935
Accumulated Other Comprehensive Loss	(82,469)	(113,663)
Total Equity	1,128,872	1,037,619

Total Liabilities and Equity	$2,013,237	$1,952,488

Harris Teeter Supermarkets, Inc.

Consolidated Condensed Statements of Cash Flows

(in thousands)

(unaudited)

	52 Weeks Ended
	October 1,	October 2,
	2013	2012
Cash Flow From Operating Activities:
Net Earnings	$107,892	$82,512
Loss from Discontinued Operations	1,088	17,415
Non-Cash Items Included in Net Income
Depreciation and Amortization	149,098	135,542
Deferred Income Taxes	(23,003)	1,814
Net Loss (Gain) on Sale of Property and Investments	120	(132)
Share-Based Compensation	7,720	7,121
Other, Net	3,300	(1,863)
Changes in Operating Accounts Providing (Utilizing) Cash
Accounts Receivable	(2,898)	(12,179)
Inventories	(11,703)	(17,969)
Prepaid Expenses and Other Current Assets	17,010	864
Accounts Payable	(5,211)	24,665
Other Current Liabilities	5,513	(4,513)
Other Long-Term Operating Accounts	(24,876)	(25,980)
Net Cash Provided by Operating Activities	224,050	207,297

Investing Activities:
Capital Expenditures	(190,717)	(199,946)
Purchase of Other Investments	(7,760)	(3,448)
Business Acquisition	—	(26,296)
Proceeds from Sale of Property and Investments	15,283	172,143
Net (Investments in) Proceeds from Company-Owned Life Insurance	(5,788)	12,486
Other, Net	—	(28)
Net Cash Used by Investing Activities	(188,982)	(45,089)

Financing Activities:
Payments on Long-Term Debt and Capital Lease Obligations	(4,325)	(83,706)
Dividends Paid	(54,413)	(27,112)
Proceeds from Stock Issued	375	486
Share-Based Compensation Tax Benefits	635	1,760
Shares Effectively Purchased and Retired for Withholding Taxes	(2,155)	(5,129)
Other, Net	216	(775)
Net Cash Used by Financing Activities	(59,667)	(114,476)

(Decrease) Increase in Cash and Cash Equivalents	(24,599)	47,732
Cash and Cash Equivalents at Beginning of Period	212,211	164,479

Cash and Cash Equivalents at End of Period	$187,612	$212,211

Supplemental Disclosures of Cash Flow Information
Cash Paid During the Year for:
Interest, Net of Amounts Capitalized	$16,365	$18,141
Income Taxes	81,157	77,824
Non-Cash Activity - Assets Acquired Under Capital Leases	5,315	8,866

Harris Teeter Supermarkets, Inc.

Other Statistics

(dollars in thousands)

	13 Weeks Ended				52 Weeks Ended
	October 1, 2013		October 2, 2012		October 1, 2013		October 2, 2012
Operating Profit Analysis:	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin
Operating profit without incremental merger related costs, Lowes Foods transaction costs and gains from insurance proceeds	$48,734	4.08%	$47,154	4.13%	$201,752	4.28%	$197,672	4.36%
Incremental merger related and acquisition costs	(6,203)	-0.52%	—	0.00%	(7,404)	-0.16%	—	0.00%
Lowes Foods transaction costs	—	0.00%	(7,482)	-0.65%	—	0.00%	(29,810)	-0.66%
Gains from insurance proceeds	—	0.00%	—	0.00%	—	0.00%	3,116	0.07%
Consolidated operating profit	$42,531	3.56%	$39,672	3.47%	$194,348	4.13%	$170,978	3.77%

LIFO (Credit) Charge (Included in COGS):	$(2,370)	-0.20%	$(4,364)	-0.38%	$(1,700)	-0.04%	$3,024	0.07%

New Store Pre-Opening Costs (excluding
stores acquired from Lowes Foods) (1)	$2,359	0.20%	$1,365	0.12%	$5,961	0.13%	$5,839	0.13%

			13 Weeks Ended		52 Weeks Ended
			October 1,	October 2,	October 1,	October 2,
			2013	2012	2013	2012
Comparable Store Statistics:
Increase in Comparable Store Sales			1.49%	3.01%	2.23%	3.97%
(Decrease) Increase in Active Household - VIC Customers			-0.54%	1.18%	0.52%	1.61%
(Decrease) Increase in Number of Items Sold			-1.29%	0.68%	0.48%	0.27%

Store Brand Penetration Based on Units			24.95%	24.74%	24.60%	24.26%
Store Brand Penetration Based on Sales			25.57%	25.22%	25.32%	25.15%

Store Count
Beginning number of stores			212	201	208	204
Opened during the period			4	7	9	13
Temporarily closed during the period			—	—	—	(1)
Closed during the period			—	—	(1)	(8)
Stores in operation at end of period			216	208	216	208

Number of Major Store Remodels Completed			2	9	5	12
Number of Expansion Remodels Included Above			2	5	2	6

Total Square Footage at Beginning of Period			10,421,259	9,811,378	10,218,118	9,818,232
New Stores and Remodels			229,827	406,740	449,174	750,023
Closed Stores			—	—	(16,206)	(350,137)
Total Square Footage at End of Period			10,651,086	10,218,118	10,651,086	10,218,118

Definition of Comparable Store Sales:

Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store that is to be closed upon the new store opening is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales, if the store remains open during the construction period. If the location is closed, the sales during the store sales calculation for the weeks actually open.

(1) Pre-opening costs are included with SG&A expenses and consist of rent, labor and associated fringe benefits, and recruiting and relocation costs incurred prior to a new store opening.